Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey

PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY X SERIESSM (“X SERIES”)
PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY B SERIESSM (“B SERIES”)
PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY L SERIESSM (“L SERIES”)
PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY C SERIESSM (“C SERIES”)

Supplement dated July 16, 2010
To
Prospectuses dated May 1, 2010

This Supplement should be read and retained with the current Prospectus for your annuity.  This Supplement is intended to update certain information in the Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own.  If you would like another copy of the current Prospectus, please contact us at 1-888-PRU-2888.

We are issuing this supplement to announce the addition of two sub-advisors to the AST Academic Strategies Asset Allocation Portfolio effective on or about July 16, 2010.  Those sub-advisors are AQR Capital Management, LLC and CNH Partners, LLC.  We also announce that effective on or about July 16, 2010, Deutsche Investment Management Americas, Inc. will be replaced as sub-advisor to the AST Value Portfolio by BlackRock Investment Management, LLC.  We also announce that, contingent on shareholder approval of the subadvisory arrangements with  Prudential Investment Management, Inc. (PIM), on or about September 13, 2010, PIMCO will be replaced as sub-advisor to the AST High Yield Portfolio by J.P. Morgan Investment Management, Inc. and PIM.

In addition, we make certain other changes to the prospectuses, as indicated below.

As indicated immediately below, we announce limitations on the kinds of owners that can buy an Annuity or, in the case of a currently-owned Annuity, add an optional living benefit or death benefit.

1. OWNER RESTRICTIONS

In the section entitled “Purchasing Your Annuity – Requirements For Purchasing The Annuity – Initial Purchase Payment”, we add the following to the end of the paragraph entitled “Speculative Investing”:

Currently, we will not issue an Annuity, permit changes in ownership or assignments to certain ownership types, including but not limited to: corporations, partnerships and endowments.  Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the funds being used to purchase the Annuity are exclusively for the benefit of the designated annuitant.  These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored  plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.

2. Pruco Life prospectus only.  In the section of the prospectus – “Appendix E – Special Contract Provisions For Annuities Issued In Certain States”, we add the following language to the Texas jurisdiction: No MVA Options are available under the X Series Annuity.  The Beneficiary Annuity is not available.

Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey

PRUDENTIAL PREMIER® ADVISORSM VARIABLE ANNUITY SERIES (“ADVISOR SERIES”)

Supplement dated July 16, 2010
To
Prospectuses dated May 1, 2010

This Supplement should be read and retained with the current Prospectus for your annuity.  This Supplement is intended to update certain information in the Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity listed here that you do not own.  If you would like another copy of the current Prospectus, please contact us at 1-888-PRU-2888.

We are issuing this supplement to announce the addition of two sub-advisors to the AST Academic Strategies Asset Allocation Portfolio effective on or about July 16, 2010.  Those sub-advisors are AQR Capital Management, LLC and CNH Partners, LLC.  We also announce that effective on or about July 16, 2010, Deutsche Investment Management Americas, Inc. will be replaced as sub-advisor to the AST Value Portfolio by BlackRock Investment Management, LLC.  We also announce that, contingent on shareholder approval of the subadvisory arrangements with  Prudential Investment Management, Inc. (PIM), on or about September 13, 2010, PIMCO will be replaced as sub-advisor to the AST High Yield Portfolio by J.P. Morgan Investment Management, Inc. and PIM.

As indicated immediately below, we announce limitations on the kinds of owners that can buy an Annuity or, in the case of a currently-owned Annuity, add an optional living benefit or death benefit.

OWNER RESTRICTIONS

In the section entitled “Purchasing Your Annuity - Requirements For Purchasing The Annuity – Initial Purchase Payment”, we add the following to the end of the paragraph entitled “Speculative Investing”:

Currently, we will not issue an Annuity, permit changes in ownership or assignments to certain ownership types, including but not limited to: corporations, partnerships and endowments.  Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the funds being used to purchase the Annuity are exclusively for the benefit of the designated annuitant.  These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Non-Qualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored  plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.